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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (i) Form S-3 (No. 333-126938, No. 333-128013 and No. 333-143037) and in the related Prospectus, (ii) Form S-4 (No. 333-147765) and in the related Prospectus, (iii) Form S-8 (No. 333-121051) pertaining to the Gramercy Capital Corp. Equity Incentive Plan of our reports dated March 13, 2008 with respect to the consolidated financial statements and schedule of Gramercy Capital Corp., and the effectiveness of internal control over financial reporting of Gramercy Capital Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst and Young LLP
New York, New York
March 13, 2008

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm